                        Exhibit 99.1

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

For immediate release

Forest City board declares regular quarterly dividend
and special distribution related to REIT conversion

CLEVELAND, Ohio – February 18, 2016 – Forest City Realty Trust, Inc. (NYSE: FCEA and FCEB) announced today that its board of directors has declared a quarterly cash dividend of $.06 per share of common stock, payable on March 18 to shareholders of record as of the close of business on March 4.

The board has also declared a special, one-time cash distribution of $.10 per share, also payable on March 18 to shareholders of record as of the close of business on March 4. In order to qualify for REIT status for its taxable year ending December 31, 2016, Forest City must distribute to shareholders all pre-REIT accumulated earnings and profits. The company believes this special distribution satisfies that requirement.

“Reinstituting a regular quarterly dividend is another milestone for Forest City in our ongoing transformation,” said David J. LaRue, Forest City president and chief executive officer. “Through continued deleveraging, growth from our mature portfolio, improved operating margins, and well-leased new properties in strong markets from our pipeline, our goal over time is to close the discount to net asset value at which our shares currently trade, and create a compelling total return for shareholders.”

About Forest City
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $10.0 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. For more information, visit www.forestcity.net.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, its ability to remain qualified as a real estate investment trust (“REIT”), the possibility that the anticipated benefits of qualifying as a REIT will not be realized, or will not be realized within the expected time period, its inability to meet expectations regarding the accounting and tax treatments of qualifying as a REIT, the impact of issuing equity, debt or both to satisfy its E&P distribution and any other distributions that it is required to make as a REIT, the impact of the amount and timing of any future distributions, the impact of covenants that would prevent it from satisfying REIT distribution requirements, its lack of experience operating as a REIT, legislative, administrative, regulatory or other actions affecting real estate investment trusts, including positions taken by the Internal Revenue Service, the effect on the market price of its common stock following its conversion to REIT status and the distributions, the impact to its deferred tax liability balance upon conversion to REIT status, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and owning a factory to produce modular units, vacancies in its properties, risks associated with developing and managing properties in partnership with others, downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts and other armed conflicts, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks, cyber incidents, its ability to achieve its strategic goals are based on significant assumptions, and its ability to complete non-core asset sales, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.